POORE BROTHERS ANNOUNCES SALE OF
                          TEXAS DISTRIBUTION BUSINESS


         Goodyear, AZ, June 4, 1997 - Poore Brothers, Inc. (NASDAQ:POOR) announced today that it has entered into an agreement selling the distribution business of its Poore Brothers of Texas, Inc. subsidiary to Mr. Dave Hecht, an independent distributor with over 30 years of experience in the Houston market.

         Under the agreement, Mr. Hecht has purchased certain assets of the business, is licensed to be the company's exclusive distributor in Houston, and is restricted from distributing any other brand of kettle chips.

         Eric Kufel, President and Chief Executive Officer stated, "The sale of the Poore Brothers of Texas business is an important step in our plan to position the company to achieve profitable operations during the second half of this year. In 1996, the Texas operation accounted for nearly one half of the company's total net loss for the year, despite contributing only 20% of the company's revenues. The agreement will allow us to continue Poore Brothers' presence in the Houston market through an individual who has extensive distribution experience. This action fortifies our strategic commitment to operate through partnerships with high quality distributors and brokers outside our home market of Arizona."

         As a result of the disposition of the Poore Brothers of Texas operation, the company expects to incur a net charge of approximately $150,000 during its second quarter associated with asset write-offs, severance and related closing costs.

         Poore Brothers currently manufactures batch cooked potato chips under the Poore Brothers trade name at plants in Goodyear, Arizona and LaVergne, Tennessee, along with private label potato chips for sale by grocery chains served by the Arizona facility. Poore Brothers also distributes a variety of snack food products manufactured by other companies.

         Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995.) Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the company with the Securities and Exchange Commission.

                              POORE BROTHERS, INC.
               2664 S. Litchfield Road o Goodyear, Arizona 85338
                     o (602) 925-0731 o Fax: (602) 925-2363